Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of American Riding Tours Inc., of our report dated June 27, 2014 on our audit of the balance sheets of American Riding Tours Inc. as of March 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and from inception on February 27, 2013 through March 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 27, 2014